Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Katharine W. Kenny

Vice President, Investor Relations

(804) 788-1824

MASSEY ENERGY REPORTS SALE OF FALCON RESERVES

AND UPDATES EXPECTATIONS

Richmond, Virginia, October 2, 2006 - Massey Energy Company (NYSE:MEE) today announced that it had reached an agreement to sell its Falcon reserves, located in Boone County, West Virginia, to a privately held coal company for approximately $31 million. The sale consisted of about 5.5 million tons of coal reserves recorded on the Company’s books. Depending on the mining technique employed, the reserve could yield up to 17 million tons of coal. The pre-tax gain on this sale is approximately $30 million ($19 million after-tax). “This sale again demonstrates our ongoing effort to actively explore opportunities to divest non-strategic reserves in order to maximize value for our shareholders,” said Don L. Blankenship, Massey Chairman and CEO.

The Company issued third quarter shipment and operating projections, including shipments of 9.4 million tons, average cash cost per ton of between $42.00 and $43.00 and an average sales price per ton of approximately $49.00.

For the full year, Massey now projects shipments of 39 to 40 million tons, average cash cost per ton of between $41.50 and $42.00 and average sales price per ton of between $48.50 and $49.00. Other income is projected to be between $75 and $80 million for full year 2006, including the gain from the sale of the Falcon reserves.

Third quarter performance continued to reflect the operational challenges it has faced recently, resulting in lower than anticipated shipment volume. “Clearly, low volume is the primary cause of our higher costs,” said Blankenship, noting that tons sold were not high enough to bring costs down to previous projections. The Company reported that the shortfall in tonnage is due to both longwall and surface mine performance. The shortfall in longwall tons was primarily higher-priced metallurgical coal, therefore negatively impacting projected average sales price per ton.

Underground challenges included a more difficult re-start at the Aracoma longwall than was anticipated. At the surface operations, the completion of the dragline project, a 14-month undertaking that included complete dismantling and reassembly, took several weeks longer than anticipated. In addition, an electrical failure in a large P&H 4100 shovel caused this critical piece of equipment to sit idle for two weeks.

“Despite these difficulties, we are encouraged by the significant steps forward we have made in the third quarter to date, including the re-start of the Aracoma longwall, the start-up of our dragline and moves by two of our longwalls to more geologically attractive panels,” said Blankenship.

“Massey’s Board of Directors recognizes the challenges we have faced in achieving our operational goals,” said Blankenship, “and continues to review strategic opportunities to maximize sustainable shareholder value.” The Board has engaged the services of the investment banking firm of Goldman, Sachs & Co. to assist in this review.

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the fourth largest coal producer by revenue in the United States.

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AVERAGE CASH COST PER TON: Average cash cost per ton is calculated as the sum of Cost of produced coal revenue and Selling, general and administrative expense (excluding Depreciation, depletion and amortization), divided by Total produced tons sold. Although Average cash cost per ton is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company’s control over its cash costs. Average cash cost per ton should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because Average cash cost per ton is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

OTHER INCOME: Other income is defined as Purchase coal revenue plus Other revenue less Cost of purchase coal revenue and Other expense. Although Other income is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey’s projected performance because it represents the summation of other generally accepted accounting principles measures. Other income does not purport to represent operating income, net income or cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because Other income is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release are forward-looking as defined by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect current analysis of existing information. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections. Factors potentially contributing to such differences include, among others: market demand for coal, electricity and steel which could adversely affect the Company’s operating results and cash flows; future economic or capital market conditions; deregulation of the electric utility industry; competition in coal markets; inherent risks of coal mining beyond the Company’s control, including weather and geologic conditions; the Company’s ability to expand mining capacity; the Company’s future production capabilities; failure to receive anticipated new contracts; customer cancellations of, or breaches to, existing contracts; customer delays or defaults in making payments; the Company’s ability to manage production costs; fluctuations in the demand for, price and availability of, coal due to labor and transportation costs and disruptions, governmental policies and regulatory actions, legal and administrative proceedings, settlements, investigations and claims, foreign currency changes and other factors; and greater than expected environmental and safety regulation, costs and liabilities. The forward-looking statements are also based on various operating assumptions regarding, among other things, overhead costs and employment levels that may not be realized. While most risks affect only future costs or revenues anticipated by the Company, some risks might relate to accruals that have already been reflected in earnings. The Company’s failure to receive payments of accrued amounts could result in a charge against future earnings.

Additional information concerning these and other factors can be found in press releases as well as Massey’s public filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on March 16, 2006 and subsequently filed interim reports. Such filings are available either publicly, on the Investor Relations page of Massey’s website, www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512 (toll free). Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please call Katharine W. Kenny, Vice President of Investor Relations (804-788-1824) or contact the Company via its website at www.masseyenergyco.com, Investor Relations.